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EXHIBIT 9.1


                                VOTING AGREEMENT

                             (PACIFIC ETHANOL, INC.)

         THIS VOTING AGREEMENT ("Agreement") is made and entered into effective as of October 27th, 2003 (the "Effective Date"), by and among (i) SOUTHERN COUNTIES OIL CO., a California. Limited Partnership ("SCOC"), (ii) WILLIAM C. JONES and MAURINE JONES, husband and wife ("Jones"), (iii) RYAN W. TURNER and WENDY TURNER, husband and wife ("Turner"), and ANDREA JONES, a single woman ("Andrea" and together with Jones and Turner, the "Shareholders"). SCOC and the Shareholders are sometimes collectively referred to herein as the "Parties" or singularly as a "Party."

                                   RECITALS:.

         1. Immediately prior to the Effective Date, Jones owned six million (6,000,000) shares of the issued and authorized common stock of Pacific Ethanol, Inc, (the "Corporation"), Turner and Andrea each owned one million five hundred thousand shares (1,500,000) of the issued and authorized common stock of the Corporation, and SCOC owned no shares of the issued and authorized common stock of the Corporation.

         2. Pursuant to the terms of that certain Stock Purchase Agreement. dated October 27, 2003 (the "Stock Purchase Agreement"), by and, among (i) SCOC as buyer, and (ii) the Shareholders, as sellers, SCOC purchased one million two hundred thousand (1,200,000) shares of the issued and authorized common stock of the Corporation from Jones, one hundred fifty thousand (150,000) shares of the issued and authorized common stock of the Corporation from Turner, and one hundred fifty thousand (150,000) shares of the issued and authorized. common stock of the Corporation from Andrea.

         3. As of the Effective Date, Jones owns four million eight hundred thousand (4,800,000) shares of the issued and authorized common stock of the Corporation (the "Jones Shares"), Turner owns one million three hundred fifty thousand (1,350,000) shares of the issued and authorized common stock of the Corporation (the "Turner Shares"), Andrea owns one million three hundred fifty thousand (1,350,000) shares of the issued and authorized common stock of the Corporation (the "Andrea Shares" and together with the Jones Shares. and the Turner Shares, the "Shareholders' Shares), and SCOC owns one million five hundred thousand (1,500,000) shares of the issued and authorized common stock of the Corporation (the "SCOC Shares").

         4. Pursuant to the terms of the Stock Purchase Agreement, and as a condition precedent to SCOC's purchase of the SCOC Shares, the Shareholders agreed to subject a certain number of the Shareholders' Shares to the terms of a written agreement with SCOC whereby SCOC's principal, FRANK P. GREINKE ("Greinke"), could be assured that those shares would be voted in favor of Greinke being elected to the Board of Directors of the Corporation until certain specified conditions were met.


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         5. As of the Effective Date; the Corporation has issued no more than sixteen million (16,000,000) shares of its authorized common stock (the "Issued Shares"). Further, as of the Effective Date, the Bylaws of the Corporation provide for a five (5) member Board of Directors and, in accordance with Section 708(a) of the California Corporations Code, authorize cumulative voting by the shareholders of the Corporation;

         6. Based on both the number of the Issued Shares and the size of the Corporation's Board of Directors, a candidate for the Board of Directors of the Corporation need only have three million two hundred thousand one (3,200,001) shares of the outstanding common stock of the Corporation cumulatively voted in his or her favor to ensure that candidate's election to the Board of Directors of the Corporation.

         7. The Parties now desire to memorialize their understanding with respect to the Shareholders' obligation to cumulatively vote a portion of the Shareholders' Shares in favor of Greinke being elected to the Board of Directors of the Corporation, pursuant to the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual undertakings set forth herein, the Parties hereby agree as follows:

                  1. DESIGNATION OF THE ALLOCATED SHARES. Until such time as this Agreement is terminated in accordance with the provisions of Section 7, the Parties hereby agree that the Shareholders shall be obligated to vote no less than one million seven hundred thousand one (1,700,001) shares of the Shareholders' Shares (the "Allocated Shares") on a cumulative basis in favor of Greinke's candidacy as a member of the Board of Directors of the Corporation. The Parties agree that the stock certificate(s) representing the Allocated Shares shall not bear any legend referring to this Agreement; provided, however, that a duplicate copy of this Agreement is filed with the Secretary of the Corporation and this Agreement is agreed to and acknowledged by the Corporation as provided below.

                  2. RESTRICTIONS ON TRANSFER. To accomplish the purposes of this Agreement, until such time as this Agreement is terminated in accordance with the provisions of Section 7, the Shareholders shall not transfer, sell, assign, hypothecate, encumber, or alienate the Allocated Shares, without the express written consent. of SCOC, which consent shall not be unreasonably withheld or delayed; provided, SCOC may condition such consent on the transferor executing a written acceptance of the terms and conditions of this Agreement. Notwithstanding the foregoing, the Allocated Shares may be transferred at any time among or between the Shareholders and/or trusts for the exclusive benefit of the Shareholders; provided, prior to such transfer, such permitted transferees' execute a written acceptance in a form reasonably satisfactory to SCOC of all of the terms and conditions of this Agreement. A duplicate copy of any such written acceptance shall be filed with the Secretary of the Corporation.

                  3. VOTING OF ALLOCATED SHARES. Until such time as this Agreement is terminated in accordance with the provisions Section 7, the Shareholders shall have the exclusive right to vote the Allocated Shares or give written consent, in person or by proxy, at all meetings of the shareholders of the Corporation, and in all proceedings in which the vote or written consent of shareholders may be required or authorized by law. Notwithstanding the foregoing, until such time as this Agreement is terminated in accordance with the provisions of Section 7, the Shareholders shall be required to vote the Allocated Shares on a cumulative basis in favor of Greinke being elected to the Corporation's Board of Directors. Except as is otherwise specifically set forth above, the Shareholders shall have the exclusive right to vote the Allocated Shares or give written consent, in person or by proxy, on all other matters that the shareholders of the Corporation are required to vote.


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                  4. SHAREHOLDER'S RIGHTS. Except as otherwise specifically
provided in this Agreement, including, but not limited to, the restrictions on transfer provided in Section 2 of this Agreement, the Shareholders shall have all the rights, powers, and privileges of a shareholder of the Corporation that would otherwise be available to the holder of the Allocated Shares. The Shareholders shall possess and in their discretion shall be entitled to exercise in person or by nominee, agent, attorney in fact, or proxy, all rights and powers of an absolute owner and holder of the Allocated Shares, including the right to vote, assent, or consent with respect thereto and to take part in and consent to any corporate or shareholders' action of any kind whatsoever, and to receive distributions with respect to those shares. The right of the Shareholders to vote, assent, or consent shall include, without limitation, the right to vote in favor of or in opposition to any dissolution or proposed dissolution, liquidation, or reorganization of the Corporation, or a sale of all or substantially all of its assets, or the issuance or creation of additional classes of securities, or any action of any character whatsoever which may be presented at any meeting or require the consent of shareholders of the Corporation.

                  5. DIVIDENDS. Throughout the term of this Agreement, the Shareholders shall be entitled to receive any cash or stock dividends declared by the Corporation in connection with the Allocated Shares.

                  6. CHANGE IN CIRCUMSTANCES. If at any time during the term of this Agreement, either the number of members of the Board of Directors of the Corporation is decreased or the number of outstanding shares of the common stock of the Corporation exceeds sixteen million (16,000,000) shares, then the Parties agree that the number of the Allocated Shares shall be increased accordingly to ensure that the Allocated Shares, when voted on a cumulative basis together with the SCOC Shares, are sufficient to elect Greinke to the Board of Directors of the Corporation.

                  7. EXPIRATION OR TERMINATION OF AGREEMENT. This Agreement will expire ten (10) years after the Effective Date, without notice by or to, or action on the part of, the Parties. In addition, this Agreement shall be terminated at an earlier date upon the occurrence of any one of the following events:

                           (a)      Greinke's death or permanent incapacity;

                           (b)      A court determination that Greinke is
                                    incompetent;

                           (c)      The mutual written consent of the Parties;

                           (d) SCOC sells or otherwise assigns any of the SCOC Shares to someone other than Greinke's spouse, a direct descendent of Greinke or his spouse, or a trust held for the exclusive benefit of Greinke, his spouse and/or his direct descendents; or


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                           (e)      The Corporation elects to convert its
                                    outstanding Series A Cumulative Convertible
                                    Redeemable Preferred Stock to common stock of the Corporation.

                  8. MERGER OR CONSOLIDATION,. If the Corporation is merged into or consolidated with another corporation, or all or substantially all of the assets of the Corporation are transferred to another corporation, then the term "Corporation" will be construed to include the successor corporation; and the Parties hereby agree that any shares of the successor corporation received by the Shareholders as a result of the Shareholders' ownership of the Allocated Shares shall be subject to the-same obligations as the Allocated Shares were subject to under this Agreement before the merger, consolidation, or transfer.

                  9. RELATIONSHIP OF PARTIES. This Agreement is not intended to create and shall not be deemed to create, a general partnership, limited partnership, joint venture, corporation, or joint stock company or association. The rights of the Parties shall be limited to those conferred upon them by this Agreement.

                  10. REMEDIES. The Parties shall have all the remedies available to them for breach of this Agreement by law or in equity. The Parties further agree that in addition to all other remedies available at law or in equity, the Parties shall be entitled to specific performance of the obligations of each Party to this Agreement and immediate injunctive relief. The Parties also agree and that if an action is brought in equity to enforce a Party's obligations, the other Party will argue, as a defense, that there is an adequate remedy at law.

                  11. COSTS AND EXPENSES. Each Party shall pay his own attorneys' fees and other costs in negotiating and preparing this Agreement.


                  12. TIME. Time is of the essence of this Agreement and all of its provisions.

                  13. EFFECT OF HEADINGS. The subject headings of the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

                  14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties pertaining to the voting of the Allocated Shares, and supersedes all prior and contemporaneous agreements, representations, and understandings of the Parties with regard thereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the Parties to this Agreement.

                  15. WAIVER. A waiver of any breach of this Agreement by any Party to this Agreement shall not constitute a continuing waiver, or a waiver of any subsequent breach of the same, or any breach of another, provision of this Agreement.

                  16. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, all of which together shall constitute one and the same instrument.


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                  17. ASSIGNMENT. Neither Party shall assign all or any part of this Agreement, or any interest therein, or delegate all or any, part of its obligations under this Agreement, without the prior written consent of the other Party.

                  18. BINDING EFFECT. Subject to the provisions of Section 17 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties to this Agreement.


                  19. SURVIVAL OF AGREEMENT. The provisions of this Agreement, and the covenants and conditions contained in this Agreement, shall be continuous and shall survive the execution of this Agreement.

                  20. PROFESSIONALS' FEES. If any suit, action or proceeding of any kind (an "Action") is brought by either Party to this Agreement to enforce, defend or interpret any provision of this Agreement (including, without limitation, an Action for declaratory relief or any proceeding in the Bankruptcy Court. in which any Party to this Agreement is a debtor), the prevailing Party in such Action shall recover from the other Party to such Action all reasonable costs and expenses which the prevailing Party may incur in bringing such Action (including, without limitation, any bankruptcy proceeding involving issues peculiar to bankruptcy law in which any Party to this Agreement takes any legal action to protect or enforce his rights) and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such Action and shall be paid whether or not such Action is prosecuted to judgment. For purposes of this Section 20, the "prevailing Party" means the Party entitled to recover costs of suit, whether or not any Action proceeds .to final judgment. Any judgment or order entered in such Action shall specifically provide for the recovery of all reasonable costs and expenses incurred by the prevailing Party in connection therewith, including, without limitation, costs and expenses incurred in enforcing such judgment. For purposes of this Section 20, "costs and expenses" shall include all court costs and all attorneys', paralegals', and other professionals' fees and costs.

                  21. NOTICES. All notices and other communications required under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service, if served personally on the Party to whom notice is to be given, (ii) on the date of receipt, if sent by facsimile to the Party to whom notice is to be given at the facsimile number set forth below, or
(iii) on the third day after mailing, if mailed to the Party to whom notice is to be given by first-class mail, registered or certified, postage prepaid, and property addressed as follows:

         To SCOC at:                Southern Counties Oil Co.
                                    P.O. Box 4159
                                    1800 West Katella Avenue
                                    Suite 400
                                    Orange, California 92867-3449


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         With a copy to: .          Robert W. Bollar, Esq.
                                    Southern Counties Oil Co.
                                    P.O. Box 4159
                                    1800 West Katella Avenue
                                    Suite 400
                                    Orange, California 92867-3449

         To Shareholders at:        William and Maurine Jones
                                    2254 W. Dovewood Lane
                                    Fresno, California 93711

                                    Ryan and Wendy Turner
                                    1567 West Robinwood
                                    Fresno, California 93711

                                    Andrea Jones
                                    1 3rd Street, NE, Apt. 7
                                    Washington, D.C. 20002-7301

         With a copy to:            Carl R. Refuerzo, Esq.
                                    Baker, Manock & Jensen
                                    5260 N. Palm Avenue, Suite 421
                                    Fresno, California 93704

A Party or other designated recipient may change its address and/or facsimile number by notifying the Parties and other designated-recipients of its new address and/or facsimile number in accordance with the procedures set forth in this Section 21.

                  22. GOVERNING LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The Parties to this Agreement agree that venue for any litigation arising under this Agreement shall be in the County of Fresno, State of California, if instituted in the State courts, or the Eastern District of California (Fresno), if instituted in the Federal courts.

                  23. FURTHER ACTION. Each of the Parties to this Agreement shall perform all further acts, and shall execute, acknowledge, and deliver any other documents, which maybe reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

                  24. CONSTRUCTION. All words used in this Agreement, shall be construed to include the plural as well as the singular number, and vice versa; words used in this Agreement in the present tense shall include the future as well as the present; and words used in this Agreement in the masculine gender shall include the feminine-and neuter genders, whenever the context so requires.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

(Signatures appear on following page.)


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                          "JONES"


                          /s/ William Jones
                          WILLIAM JONES


                          /s/ Maurine Jones
                          -------------------------------------------------
                          MAURINE JONES


                          "TURNER"


                          /s/ Ryan W. Turner
                          -------------------------------------------------
                          RYAN W. TURNER


                          /s/ Wendy Turner
                          -------------------------------------------------
                          WENDY TURNER


                          "ANDREA"


                          /s/ Andrea Jones
                          -------------------------------------------------
                          ANDREA JONES


                          "SCOC"

                          SOUTHERN COUNTIES OIL CO.,
                          A CALIFORNIA LIMITED PARTNERSHIP


                          By: /s/ Frank P. Greinke
                             ---------------------------------------------
                          Name:  FRANK P. GREINKE
                          Title: Chief Executive Officer of General Partner

(Signatures continue on following page.)


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AGREED TO AND ACKNOWLEDGED:


                          PACIFIC ETHANOL, INC.,
                          a California corporation


                          By: /s/ Ryan Turner
                             ---------------------------------------------
                          Name: Ryan Turner
                          Title: Chief Operating Officer
                          Date: October 27, 2003